                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          First Sierra Financial, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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
                          FIRST SIERRA FINANCIAL, INC.
                               600 TRAVIS STREET
                                   SUITE 7050
                              HOUSTON, TEXAS 77002


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 3, 1999


To the Stockholders of FIRST SIERRA FINANCIAL, INC.

         The Annual Meeting of Stockholders (the "Annual Meeting") of First Sierra Financial, Inc., a Delaware corporation (the "Company"), will be held at the Chase Center Auditorium at 601 Travis Street, Houston, Texas on May 3, 1999 at 10:00 A.M. Central Daylight Time for the following purposes:

              1. To elect three Class II directors; and

              2. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 11, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

                                     By Order of the Board of Directors



                                     Sandy B. Ho
                                     Executive Vice President,
                                     Chief Financial Officer and Secretary

March 31, 1999


         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED (WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES). A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                          FIRST SIERRA FINANCIAL, INC.
                               600 TRAVIS STREET
                                   SUITE 7050
                              HOUSTON, TEXAS 77002

                              -------------------

                                PROXY STATEMENT
                                      FOR
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 3, 1999

                              -------------------

         This Proxy Statement is being mailed to stockholders on or about March 31, 1999 and is furnished in connection with the solicitation by the Board of Directors of First Sierra Financial, Inc., a Delaware corporation (the "Company"), of proxies for the Annual Meeting of Stockholders to be held on May 3, 1999 (the "Annual Meeting") for the purpose of considering and acting upon the following proposals:

            1.  To elect three Class II directors; and

            2. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company.

         A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. With regard to the election of directors, approval requires the affirmative vote of a plurality of the shares entitled to vote and represented in person or by proxy at this meeting. With respect to any other proposal which may be submitted to a vote, approval requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at the meeting. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker "non-votes" will not affect the determination of the outcome of the vote on any proposal to be decided at the meeting.

         Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person or by telephone.

         The Annual Report to Stockholders for fiscal year 1998 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Company.

         As of March 11, 1999, the Company had outstanding 14,223,915 shares of Common Stock and such shares are the only shares entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

                        SECURITIES BENEFICIALLY OWNED BY
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of the Company's Common Stock as of March 11, 1999 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director or nominee, (iii) each executive officer and former executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each such person (alone or with family members) has sole voting and dispositive power with respect to the shares listed opposite such person's name. The address of Redstone Group, Ltd., Redstone, Inc. and Messrs. Shindeldecker and Solomon is 5847 San Felipe Road, Suite 320, Houston, Texas 77057. Except as otherwise indicated, the address of all other named individuals is c/o First Sierra Financial, Inc., 600 Travis Street, Suite 7050, Houston, Texas 77002.


                                                         NUMBER OF
                                                     BENEFICIALLY-OWNED             PERCENT
                                                           SHARES                  OF CLASS(1)
                                                     ------------------           ------------
Thomas J. Depping(2)                                       1,790,907                 12.5%
Redstone Group, Ltd.(3)                                    1,408,151                  9.9%
David L. Solomon(4)                                        2,165,565                 15.2%
David C. Shindeldecker(4)                                  1,545,583                 10.8%
Oren M. Hall                                                 455,500                  3.2%
Sandy B. Ho(5)                                               271,778                  1.9%
Robert H. Quinn, Jr                                          236,578                  1.6%
Richard J. Campo(6)                                           73,978                    *
Norman J. Metcalfe(6)                                         42,178                    *
Michael A. Sabel(7)                                          157,824                  1.1%
Robert Ted Enloe, III(8)                                       2,500                    *
Brian E. McManus(8)                                            2,500                    *
Portfolio LL Investors, L.P.(9)                            1,536,700                10.80%
Becker Capital Management, Inc.(10)                          780,900                  5.4%
All directors and executive officers as a group
(10 persons)(11)                                           4,644,762                 40.0%

------------------
*        Less than one percent

(1) The applicable percentage of ownership is based upon 14,223,915 shares of Common Stock outstanding as of March 11, 1999.

(2) Includes 117,507 shares issuable pursuant to options exercisable within sixty days.

(3) According to an amended Schedule 13G filed as of February 16, 1999, Redstone Group Ltd. ("Redstone") is a Texas limited partnership, of which Redstone, Inc., a Texas corporation ("Redstone, Inc."), is the general partner.

(4) Includes 27,565 shares issuable pursuant to options exercisable within sixty days and 1,408,151 shares which are owned of record by Redstone. Messrs. Shindeldecker and Solomon are Co-Chief Executive Officers of Redstone, Inc., the general partner of Redstone.

(5) Includes 25,788 shares issuable pursuant to options exercisable within sixty days.

(6) Includes 12,178 shares issuable pursuant to options exercisable within sixty days.

(7) Includes 77,824 shares issuable pursuant to options exercisable within sixty days.

(8) Consists entirely of shares issuable pursuant to options exercisable within sixty days.

(9) According to information furnished to the Company, Portfolio LL Investors, L.P. ("PLL") is a Delaware limited partnership. The sole general partner of PLL is Portfolio Genpar, L.L.C., a Delaware limited liability company which is controlled by Messrs. Thomas M. Taylor and W.
      R. Cotham. Mr. Taylor is also the President of Taylor & Co. Mr. Brian E. McManus, a Director of the Company, serves as an investment manager for Taylor & Co. The address of PLL is 210 Main Street, Suite 3200, Fort Worth, Texas 76102.

(10) According to a Schedule 13G filed as of February 11, 1999, Becker Capital Management, Inc. ("Becker") is an investment adviser registered under
      Section 203 of the Investment Advisers Act of 1940, as amended. All securities reported on said Schedule 13G are owned by advisory clients of Becker, and Becker disclaims beneficial ownership of all such securities. Becker's address is 1211 SW Fifth Avenue, Suite 2185, Portland, Oregon 97204.

(11) Includes 305,605 shares issuable pursuant to options exercisable within sixty days.

                             ELECTION OF DIRECTORS

         The Restated Certificate of Incorporation of the Company provides that the Board of Directors of the Company shall be divided into three classes, as nearly equal in number as possible, with one class being elected each year for a three-year term. There are currently seven members of the Company's Board of Directors.

         At the Annual Meeting, three Class II directors are to be elected to serve until the Company's annual meeting in 2002 and the four remaining directors will continue to serve in accordance with their prior election or appointment.

         It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below, who are members of the present Board of Directors. It is expected that the nominees will serve, but if they decline or are unable to serve for any unforeseen cause the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

         The Board of Directors recommends a vote FOR each of the Class II nominees.

NOMINEE AND CONTINUING DIRECTORS

         The following table sets forth certain information with respect to the nominees and the continuing directors:


NAME, AGE AND YEAR
FIRST ELECTED DIRECTOR           PRINCIPAL OCCUPATION AND OTHER INFORMATION
----------------------           ------------------------------------------
           CLASS II NOMINEES FOR ELECTION WITH TERMS EXPIRING IN 2002

Robert Ted Enloe, III            Mr. Enloe has served as Managing General
Age 60  1998                     Partner of Balquita Partners, Ltd., a
                                 real estate and securities investment
                                 firm, since 1996. From 1975 to 1986, he
                                 served as President, and from 1992 to
                                 1996 as Chief Executive Officer, of
                                 Liberte Investors. Mr. Enloe currently
                                 serves as a director of Compaq Computer
                                 Corporation, a manufacturer of personal
                                 computers and servers, Leggett & Platt,
                                 Inc., a diversified manufacturer of
                                 foam, plastic, steel and wire components for the automotive, home furnishings and office equipment industries, SIXX
                                 Holdings, Incorporated, a restaurant
                                 company that operates the Patrizio
                                 Italian restaurants in Dallas, Texas and Liberte Investors, Inc. Mr. Enloe was initially elected as a director of the Company by the Board of Directors on April 30, 1998.


Brian E. McManus                 Mr. McManus is an investment manager for
Age 59  1998                     Taylor & Co., an investment consulting
                                 firm that provides services to entities
                                 associated with the Bass Family of Fort
                                 Worth, Texas, including Portfolio LL
                                 Investors, L.P. ("PLL"), which is a
                                 stockholder of the Company. Mr. McManus
                                 joined Taylor & Co. in 1990. Mr. McManus was initially elected as a director of the Company by the Board of Directors on September 11, 1998.


Norman J. Metcalfe               Mr. Metcalfe has served as managing
Age 56  1997                     director of a private investment and
                                 consulting firm since January 1977. From
                                 February 1993 to December 1996, Mr.
                                 Metcalfe served as Vice Chairman and
                                 Chief Financial Officer for The Irvine
                                 Company. Mr. Metcalfe serves as a
                                 director of Tejon Ranch Co.

NAME, AGE AND YEAR
FIRST ELECTED DIRECTOR           PRINCIPAL OCCUPATION AND OTHER INFORMATION
----------------------           ------------------------------------------

                CLASS III DIRECTORS WITH TERMS EXPIRING IN 2000

Thomas J. Depping                Mr. Depping has served as Chairman of the
Age 40  1994                     Board, President and Chief Executive Officer
                                 of the Company since its inception in June
                                 1994. Mr. Depping has over 15 years of
                                 experience in the equipment leasing industry, including 11 years with SunAmerica Financial
                                 Resources and its predecessor company (which was acquired by SunAmerica, Inc. in 1991).
                                 From 1991 to May 1994, Mr. Depping served as
                                 President of SunAmerica Financial Resources, the equipment leasing and financial division of SunAmerica, Inc.

David L. Solomon                 Mr. Solomon has served as Chairman and
Age 45  1994                     Co-Chief Executive Officer of Redstone, Inc.,
                                 general partner of Redstone, since 1996. Mr.
                                 Solomon has also served as an executive
                                 officer and director of numerous entities that are affiliated with Redstone and/or its predecessor entities since 1989. Mr. Solomon was a Senior Vice President with Paine Webber from August 1994 through October 1998. From
                                 May 1985 to August 1994, Mr. Solomon was a
                                 Senior Vice President of Kidder, Peabody &
                                 Co. Mr. Solomon serves on the Board of
                                 Directors of TeleServe, Inc., an affiliate of Camden Property Trust.


                 CLASS I DIRECTORS WITH TERMS EXPIRING IN 2001


Richard J. Campo                 Mr. Campo has been Chairman of the Board and
Age 44  1997                     Chief Executive Officer of Camden Property
                                 Trust, a self-administered, self-managed real estate investment trust based in Houston, Texas, since May 1993. Mr. Campo has over twenty years of experience in the real estate industry.

David C. Shindeldecker           Mr. Shindeldecker has been Chairman and Chief
Age 50  1994                     Executive Officer of Northwest Bancorporation
                                 Inc. since June 1988. He currently serves on the Board of Directors of Northwest Bank,
                                 N.A. In addition, he currently serves as President and Co-Chief Executive Officer of
                                 Redstone, Inc., general partner of Redstone, and has served as an executive officer and director of Redstone, Inc. since 1994.
                                 Redstone

NAME, AGE AND YEAR
FIRST ELECTED DIRECTOR           PRINCIPAL OCCUPATION AND OTHER INFORMATION
----------------------           ------------------------------------------
                                 and Northwest Bancorporation Inc.
                                 are affiliates of each other. Mr.
                                 Shindeldecker has also served as an executive officer and director of numerous entities that are affiliated with Redstone and/or its predecessor entities since 1989.


              ORGANIZATION AND REMUNERATION OF BOARD OF DIRECTORS

         The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee.

         The Audit Committee reviews with the Company's independent auditors the scope of their annual and interim examinations and consults with the auditors during any audit when appropriate. The Audit Committee is also responsible for appraising the effectiveness of the audit effort, determining that no restrictions were placed by management on the scope of the examination or its implementation, inquiring into the effectiveness of the Company's accounting and internal control functions, exercising supervision over the Company's policies that permit improper or illegal payments, reporting to the Board of Directors on the results of the Committee's activities and recommending any changes in the appointment of the independent auditors which the Committee deems to be in the best interests of the Company and its stockholders. The Audit Committee held two meetings during the fiscal year ended December 31, 1998. The current members of the Audit Committee are Mr. Campo and Mr. Metcalfe.

         The Compensation Committee determines the cash compensation of the officers of the Company. The Compensation Committee held two meetings during the fiscal year ended December 31, 1998. The current members of the Compensation Committee are Messrs. Campo, McManus and Metcalfe.

         The Stock Option Committee administers the Company's 1997 Stock Option Plan. The Stock Option Committee held two meetings during the fiscal year ended December 31, 1998, and also acted from time to time by unanimous written consent. The current members of the Stock Option Committee are Messrs. Campo, McManus and Metcalfe.

         The Board of Directors held three meetings during the fiscal year ended December 31, 1998, and also acted from time to time by unanimous written consent. Each director attended all meetings of the entire Board and the committees on which he served.

         Each director who is not an officer or employee of the Company or any of its subsidiaries or affiliated with Redstone (each, an "Outside Director") is eligible to receive, (i) as of the date of each annual meeting of stockholders, at the election of the Outside Director either (a) a cash retainer of $25,000 or (b) options to purchase (at an exercise price equal to the fair market value of the Common Stock on the date of grant) a number of shares of Common Stock equal to $25,000 divided by one-half of the closing price of the Common Stock on the date of grant, and (ii) at the time that the Company grants annual stock options to its employees, options to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, directors are reimbursed for their out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and committees thereof.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table presents summary information concerning compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers as of December 31, 1998 (together, the "Named Executive Officers") for the periods indicated for services rendered to the Company and its subsidiaries.

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                            ANNUAL COMPENSATION         SECURITIES
                                                                                        UNDERLYING       ALL OTHER
          NAME AND PRINCIPAL POSITION                 YEAR     SALARY        BONUS        OPTIONS      COMPENSATION
          ---------------------------                         --------    -----------  -------------   ------------
Thomas J. Depping ..............................      1998    $250,000    $350,000(1)        --          $5,000(2)
  President, Chairman of the Board and                1997     239,250        --          587,536(3)     12,750
  Chief Executive Officer                             1996     200,000        --  (4)        --           2,000

Oren M. Hall(5) ................................      1998     220,000        --             --          41,000(6)
  Executive Vice President and Chief                  1997     173,250     150,000(7)        --          30,563
  Operating Officer

Sandy B. Ho ....................................      1998     185,000     100,000(1)      60,000(8)      5,000(9)
  Executive Vice President, Chief                     1997     160,000        --          178,941(10)     4,750
  Financial Officer and Secretary                     1996     131,250    100,000(11)        --           1,500

Michael A. Sabel(12) ...........................      1998     148,437        --          804,521(13)      --
  Executive Vice President - Business
  Development for the Company and President of
  First Sierra International

Robert H. Quinn, Jr.(14) .......................      1998     160,000        --             --           4,000(15)
  Executive Vice President and Chief                  1997     160,000        --          168,941(16)     4,750
  Credit Officer                                      1996     145,417     100,000(17)       --           1,000

---------------------------------

(1) This amount was paid during 1999 based upon the Named Executive Officer's performance during 1998.

(2) Consists of amounts contributed by the Company on behalf of Mr. Depping to the Company's 401(k) plan.

(3) Includes 220,000 options that were granted in 1998 based upon Mr. Depping's performance during 1997 and in lieu of a cash bonus.

(4) Mr. Depping was paid a bonus of $100,000 in 1996 based upon his performance during 1995. Mr. Depping did not receive a bonus for his performance in 1996.

(5) Mr. Hall's employment with the Company began as of May 20, 1997. Mr. Hall retired from the Company effective as of December 31, 1998.

(6) Consists of amounts contributed by the Company on behalf of Mr. Hall to the Company's 401(k) plan ($3,317) and a housing allowance ($36,000).

(7)   This amount was paid in 1998 based upon Mr. Hall's performance in 1997.

(8) Includes 50,000 replacement options granted in November 1998 upon cancellation of 50,000 options previously granted in March 1998. See "Report on Executive Compensation - Stock Option Repricing."

(9) Consists of amounts contributed by the Company on behalf of Ms. Ho to the Company's 401(k) plan.

(10) Includes 50,000 options that were granted in 1998 based upon Ms. Ho's performance during 1997 and in lieu of a cash bonus. Such options were subsequently cancelled and replaced. See footnote (8) above.

(11) This amount was paid in 1997 based upon Ms. Ho's performance in 1996. A bonus of $110,000 was paid in 1996 based upon Ms. Ho's performance in 1995.

(12)  Mr. Sabel's employment with the Company began as of May 27, 1998.

(13) Includes 500,000 options granted upon commencement of Mr. Sabel's employment with the Company in May 1998. Also includes 304,521 replacement options granted in November 1998 upon cancellation of 449,041 of the options granted in May 1998. See "Report on Executive Compensation
      - Stock Option Repricing."

(14) Mr. Quinn resigned from the Company effective as of January 28, 1999 to pursue other interests.

(15) Consists of amounts contributed by the Company on behalf of Mr. Quinn to the Company's 401(k) plan.

(16) Includes 40,000 options that were granted in 1998 based upon Mr. Quinn's performance during 1997 and in lieu of a cash bonus.

(17) This amount was paid in 1997 based upon Mr. Quinn's performance during 1996. A bonus of $120,000 was paid in 1996 based upon Mr. Quinn's performance in 1995.

                             OPTION GRANTS IN 1998

         The following table sets forth information concerning the grant of stock options during 1998 to the Named Executive Officers:


                                       PERCENTAGE                                         POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF      OF TOTAL                                               ASSUMED ANNUAL RATE OF
                         SHARES        OPTIONS                                             STOCK PRICE APPRECIATION FOR
                       UNDERLYING     GRANTED TO        EXERCISE                                  OPTION TERM(2)
                        OPTIONS      EMPLOYEES IN        PRICE           EXPIRATION      -------------------------------
         NAME          GRANTED(1)     FISCAL 1998      (PER SHARE)          DATE              5%                 10%
        -----         -----------    ------------   -----------------    ----------      -----------       -------------
Thomas J. Depping      220,000(3)        14.1%         $   18.375        03/02/2008      $ 2,542,342       $   6,442,766
Oren M. Hall              --             --                  --                --               --                  --
Sandy B. Ho             50,000(4)         3.2%             18.375        03/02/2008          283,003(4)          717,184(4)
                        50,000(5)         3.2%              11.25        11/30/2008
                        10,000            0.6%               9.00        11/30/2008          353,755             896,480
                                                                                              56,600             143,438
Michael A. Sabel(6)    500,000(7)        --               23.9375        05/27/2008          767,142(7)        1,944,106(7)
                       304,521(8)        19.4               11.25        11/30/2008
                                                                                           1,723,605           4,367,952
Robert H. Quinn         40,000(9)         2.6              18.375        03/02/2008          462,238           1,171,412

-------------------------

(1) All of such options were granted pursuant to the Company's 1997 Stock Option Plan and, except as noted for Mr. Sabel, vest in increments of 20% per year over a period of five years beginning on the first anniversary of the date of grant.

(2) Represents the potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the option term at the rates of 5% and 10% compounded annually.

(3) These options were granted on March 2, 1998 based upon Mr. Depping's performance during 1997.

(4) These options were granted on March 2, 1998 based upon Ms. Ho's performance during 1997. All of such options were canceled and replaced with new options in connection with the Company's repricing of stock options on November 30, 1998. See "Report on Executive Compensation - Stock Option Repricing."

(5) These options were granted on November 30, 1998 as replacement options in connection with the repricing of options described in footnote (4) above.

(6) Mr. Sabel's options vest pro rata on a daily basis over a period of five years, beginning on the first day after the date of grant.

(7) These options were granted on May 27, 1998. 449,041 of such options were canceled and replaced with new options in connection with the Company's repricing of stock options as of November 30, 1998. Potential Realizable Value is calculated for the 50,959 options which were not repriced. See "Report on Executive Compensation - Stock Option Repricing."

(8) These options were granted on November 30, 1998 as replacement options in connection with the repricing of options described in footnote (7) above.

(9) These options were granted on March 2, 1998 based upon Mr. Quinn's performance during 1997.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

         The following table sets forth information concerning fiscal year-end option values:


                                                       NUMBER OF SECURITIES                VALUE OF
                                                       UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                         DECEMBER 31, 1998           DECEMBER 31, 1998(2)
                                                         -----------------           --------------------
                   SHARES ACQUIRED     VALUE
    NAME            ON EXERCISE(#) REALIZED($)(1)    EXERCISABLE    UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
    ----           --------------- --------------   -----------    -------------  -----------   -------------
Thomas J. Depping          --            --             73,507         514,029     $  312,405     $1,249,623
Oren M. Hall               --            --               --              --             --             --
Sandy B. Ho                --            --             25,788         163,153        109,599        520,900
Michael A. Sabel           --            --             56,132         299,348          5,173        299,348
Robert H. Quinn          25,788       483,525             --           143,153           --          438,400
---------------


(1) Calculated by subtracting the exercise price per share from the fair market value per share on the date of exercise, and multiplying the result by the number of shares subject to the option exercised.

(2) Calculated as the difference between the aggregate fair market value of such options based on the last reported sale price of the Common Stock as of December 31, 1998 ($12.25 per share) and the aggregate exercise price.

EMPLOYMENT AGREEMENTS

         The Company has an employment agreement with Mr. Thomas J. Depping effective as of May 20, 1997. Mr. Depping's employment agreement has an initial term of three years with an evergreen three year extension continuing after the initial term unless either the Company or Mr. Depping gives 90 days' notice of termination. Pursuant to his employment agreement, Mr. Depping is entitled to receive an annual salary of not less than $250,000. In addition, if the agreement is terminated without cause by the Company, or with cause by Mr. Depping (including certain changes in control of the Company), the Company is obligated to pay Mr. Depping a termination fee equal to three times the amount of Mr. Depping's then-current annual rate of total compensation. In addition, the agreement contains a covenant prohibiting Mr. Depping from competing with the Company for a period of one year following termination of his employment with the Company. The agreement also provides for customary benefits and perquisites.

         The Company has an employment agreement with Ms. Sandy B. Ho effective as of April 1, 1998. The employment agreement has an initial term of three years with an evergreen three year extension continuing after the initial term unless either the Company or Ms. Ho gives 90 days' notice of termination. Pursuant to the agreement, Ms. Ho is entitled to receive an annual base salary of not less than $185,000. If the agreement is terminated without cause by the Company, the Company is obligated to pay Ms. Ho termination fees equal to the aggregate of three times her annual salary and three times the bonus received by Ms. Ho for the year immediately preceding such termination (each paid over a period of 36 months), and an additional lump sum equal to the bonus received by Ms. Ho for the year immediately preceding her termination as prorated for the number of days in the year prior to such termination. In the event of a "Change in Control" of the Company, Ms. Ho may terminate the agreement and receive an amount equal to her annual salary plus a bonus equal to the bonus she received for the year immediately preceding such termination or the bonus she received in the year immediately preceding the change in control, whichever is greater. The agreement contains covenants prohibiting Ms. Ho from competing with the Company for a period of one year following the termination of her employment with the Company. The agreement also provides for customary benefits and perquisites.

         The Company has an employment agreement with Mr. Michael A. Sabel effective as of May 27, 1998. Mr. Sabel's employment agreement has a term of five years. Pursuant to his employment agreement, Mr. Sabel is entitled to receive an annual salary of not less than $249,999. If the agreement is terminated without cause by the Company, the Company is obligated to pay Mr. Sabel a termination fee (over a period of twelve months) equal to the aggregate of Mr. Sabel's annual salary plus the bonus he received for the year immediately preceding such termination. In the event of a "Change in Control" of the Company, the Company is obligated to pay Mr. Sabel an amount equal to
2.99 times the amount of cash compensation paid to Mr. Sabel for the year immediately preceding the Change in Control, subject to certain adjustments. In addition, the agreement contains a covenant prohibiting Mr. Sabel from competing with the Company for a period of one year following termination of his employment with the Company. The agreement also provides for customary benefits and perquisites.

         The Company had employment agreements with Messrs. Hall and Quinn, both of which were effective as of May 20, 1997. Mr. Hall's agreement provided for a term of three years and a base salary of not less than $195,000. Mr. Hall's agreement also contained a provision which required the Company to pay Mr. Hall at least twelve months of base salary in the event that the agreement was terminated without cause by the Company or with cause by Mr. Hall. Mr. Quinn's agreement provided for a term of three years and a base salary of not less than $160,000. Both agreements contained covenants prohibiting the employee from competing with the Company for a period of one year following termination of the agreement. Messrs. Hall and Quinn terminated their employment agreements as of December 31, 1998 and January 28, 1999, respectively.

                        REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Company's Board of Directors has established a Compensation Committee (the "Compensation Committee") and a Stock Option Committee (the "Stock Option Committee" and together with the Compensation Committee, the "Committees"), each of which is currently comprised of the same three outside directors named below. The Compensation Committee is generally responsible for considering and approving compensation arrangements for the Company's senior management, including its executive officers. The Stock Option Committee is responsible for administering the Company's 1997 Stock Option Plan. The Committees' principal objectives in establishing compensation arrangements for senior management are to: (i) attract, retain and motivate key executives who are important to the continued success of the Company and the accomplishment of its business objectives, and (ii) provide strong financial incentives for executives to enhance shareholder value.

         The primary components of the Company's executive compensation program for 1998 were annual cash compensation, consisting of base salary and possible cash bonus awards, and stock options.

         Base Salaries. The minimum base salary of each executive officer is provided for in such officer's employment agreement. During 1998 each executive officer received the minimum base salary set forth in their respective employment agreements. In the future, the Compensation Committee will consider appropriate increases in base salaries of the Company's executive officers based on individual performance, comparative industry compensation levels and other relevant considerations. The Compensation Committee believes that the base salaries of its executive officers are generally below those of comparable executive positions in the financial services industry.

         Cash Bonus Awards. Each executive officer is eligible to receive a cash bonus based upon the Compensation Committee's assessment of the performance and contributions of the officer and such officer's role in helping the Company achieve its business objectives. The Compensation Committee believes that the use of cash bonus awards provides executive officers the opportunity to earn a significant part of their annual cash compensation in the form of incentive compensation.

         Stock Options. All executive officers are eligible to participate in the Company's Stock Option Plan. The purpose of the Stock Option Plan is to provide long-term equity incentives to participants to maximize shareholder value. The Committees believe that equity ownership by executive officers provides a strong incentive to maximize shareholder value and thereby aligns the interests of such officers with those of the shareholders.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

         During 1998, Mr. Depping received a base salary of $250,000 as provided for in his employment agreement. In addition, Mr. Depping received a cash bonus of $350,000. In determining the amount of such bonus, the Compensation Committee considered Mr. Depping's leadership role in the Company's achievement of numerous key business objectives in 1998, including: the acquisition and successful integration of eleven leasing companies; the profitable growth of the Company's lease portfolio while maintaining credit quality; the consolidation of the Company's operations center in Houston; the implementation of an e-commerce strategy; and the successful completion of a secondary common stock offering and the Company's fourth public securitization. Mr. Depping was not awarded any stock options in 1998 other than those received in March 1998 in lieu of his 1997 incentive bonus.

         In addition, Mr. Depping requested that he not be included in the stock option repricing program described below.

DEDUCTIBILITY OF COMPENSATION IN EXCESS OF $1 MILLION PER YEAR

         Internal Revenue Code section 162(m), in general, precludes a public corporation from claiming a tax deduction for compensation in excess of $1 million in any taxable year for any executive officer named in the summary compensation table in such corporation's proxy statement. Certain performance-based compensation is exempt from this tax deduction limitation. The Compensation Committee's policy is to structure executive compensation in order to maximize the amount of the Company's tax deduction. However, the Compensation Committee reserves the right to deviate from that policy to the extent it is deemed necessary to serve the best interests of the Company and its stockholders.

STOCK OPTION REPRICING

         In November 1998, upon the recommendation of the full Board of Directors, the Stock Option Committee considered and approved a repricing program with respect to stock options granted in 1998. In doing so, the Stock Option Committee determined that because of the significant decline in the market price of the Company's common stock during the preceding months, such options had lost much of their incentive value. Because stock options constitute a major component of overall compensation for executive officers and other key employees, the Stock Option Committee concluded that it was in the best interests of the Company and its stockholders to restore such incentive value. In authorizing the stock option repricing program, the Stock Option Committee also concluded that the decline in the Company's stock price was principally a result of the general decline in prices of small capitalization stocks, including in particular those in the specialty finance sector which utilized gain-on-sale accounting.

         Under the repricing program, electing option holders were allowed to exchange existing unvested 1998 options for new options with an exercise price of $11.25, which was 25% above the $9.00 price of the Company's common stock on the November 30, 1998 grant date. As a condition of participation in the repricing program, option holders were required to exchange existing options for a lesser number of new options (1 for 0.85 in the case of non-executive officers; 1 for 0.5 in the case of executive officers). Executive officers were also permitted, as an alternative, to participate in the repricing based upon open market purchases of Company common stock, with two options repriced for each share purchased in the open market. Information concerning the repricing of options held by executive officers is set forth in the "Option Repricings" table below.

                                  Respectfully Submitted:

                                  The Compensation Committee
                                             and
                                  The Stock Option Committee

                                  Richard J. Campo
                                  Brian E. McManus
                                  Norman J. Metcalfe

                               OPTION REPRICINGS

         The following table provides certain information with respect to the repricing of the stock options of the Company's executive officers:

                                                                                                 LENGTH OF
                               NUMBER OF           MARKET                                       ORIGINAL
                               SECURITIES          PRICE            EXERCISE                    OPTION TERM
                               UNDERLYING         OF STOCK          PRICE         NEW          REMAINING
                               OPTIONS            AT TIME OF       AT TIME OF    EXERCISE      AT DATE OF
NAME             DATE          REPRICED           REPRICING        REPRICING      PRICE         REPRICING
----             ----          --------           ---------        ---------      -----         ---------
Ho(1)           11/30/98           50,000           $9.00           $ 18.375        $11.25        9.3 years
Sabel(2)        11/30/98          304,521(3)         9.00            23.9375         11.25        9.5 years

-------------------

(1) Ms. Sandy B. Ho is Executive Vice President and Chief Financial Officer of the Company.

(2) Mr. Michael A. Sabel is Executive Vice President - Business Development of the Company and President of First Sierra International.

(3)   Represents a replacement grant for 449,041 options which were cancelled.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Campo, McManus and Metcalfe are the members of the Compensation and Stock Option Committees of the Board of Directors. No member of the Company's Compensation Committee or Stock Option Committee is an officer of the Company. No member of the Company's Compensation Committee or Stock Option Committee served as a director or member of the Compensation Committee or Stock Option Committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee or Stock Option Committee of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Upon completion of the Company's initial public offering in May 1997, the Company entered into a $5 million Subordinated Revolving Credit Facility with Redstone, with the commitment level thereunder decreasing by $1 million per year. Advances under the Subordinated Revolving Credit Facility bear interest at 11.00% per annum. As of December 31, 1998, no advances were outstanding under the Subordinated Revolving Credit Facility.

         The Company and an affiliate of Redstone (the "Affiliate") are parties to an agreement dated December 20, 1996 (the "Referral Agreement") whereby the Affiliate may introduce potential lease customers or vendors of equipment to the Company. Pursuant to this agreement, the Company is required to pay a referral fee to the Affiliate equal to 5.0% of the total equipment cost funded for each lease the Company enters into with a customer referred to it by the Affiliate, which fee is consistent with referral fees paid by the Company to other referral sources. As of December 31, 1998, the Company had paid less than $1,000 to the Affiliate pursuant to the Referral Agreement.

         During 1998, in the ordinary course of business, the Company entered into lease financing agreements with Augusta Foods, LLC ("Augusta Foods"), the sole owner of Cafe Express Holdings ("Cafe Express"), which operates restaurants, for the financing of restaurant equipment. Augusta Foods and Cafe Express are affiliates of Redstone. Pursuant to Guaranty Agreements entered into in connection with these transactions, Redstone guaranteed payment of Augusta Foods' and Cafe Express' obligations under the leases. The aggregate amount of equipment financed pursuant to such leases during 1998 was $6.2 million.

         The Company believes that the terms of the foregoing transactions are no less favorable to the Company than the terms of any similar transaction that could have been obtained through arms-length negotiations with an unaffiliated third party.

                         COMMON STOCK PERFORMANCE GRAPH

         The following graph compares the percentage change in the Company's cumulative total stockholder return on its Common Stock for the period during which the Common Stock was registered under Section 12 of the Exchange Act against the cumulative total return of the Nasdaq Total Return (U.S.) Index (the "Nasdaq Index") and the cumulative total return of the Nasdaq Financial Index (the "Nasdaq Financial Index") for the same period. The graph assumes an investment of $100 on May 15, 1997 in each of the Common Stock and the stocks comprising the Nasdaq Index and the Nasdaq Financial Index, and assumes reinvestment of dividends, if any.


                                                  5/15/97*                  12/31/97                12/31/98
                                                  --------                  --------                --------
First Sierra Financial, Inc.                        100                       222                     153
Nasdaq Index                                        100                       118                     162
Nasdaq Financial Index                              100                       139                     136

* The Company's Common Stock began trading publicly on May 15, 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders also are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that are filed with the SEC.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Shindeldecker filed a late Form 4 with respect to one transaction.

                                    AUDITORS

         Arthur Andersen LLP has been selected as the Company's independent auditors for the 1999 fiscal year. Representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

                         PROPOSALS OF SECURITY HOLDERS

         A stockholder proposal to be presented at the 2000 Annual Meeting must be received at the Company's executive offices by no later than December 2, 1999, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

         Under the Company's Restated Certificate of Incorporation, in order for a stockholder to propose business (including to nominate a candidate for director) to be considered at the 2000 Annual Meeting, timely notice must be given in writing to the Secretary of the Company. To be timely, such notice must be received at the principal executive offices of the Company no later than 10 days after the notice of the meeting is sent to stockholders. Such notice must provide certain information as specified in the Restated Certificate of Incorporation regarding the stockholder giving the notice and the nature of the business to be proposed. Such notice is separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

                    OTHER MATTERS TO COME BEFORE THE MEETING

         The Board of Directors of the Company knows of no other business which may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                             By Order of the Board of Directors


                                             Sandy B. Ho
                                             Executive Vice President,
                                             Chief Financial Officer and
                                             Secretary

Date:  March 31, 1999

                          FIRST SIERRA FINANCIAL, INC.
                         600 TRAVIS STREET, SUITE 7050
                               HOUSTON, TX 77002

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST SIERRA
                                FINANCIAL, INC.
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 1999

    The undersigned stockholder(s) of First Sierra Financial, Inc. ("First Sierra") hereby constitute(s) and appoint(s) Thomas J. Depping and Sandy B. Ho and each of them acting individually, with full power of substitution and revocation, the true and lawful attorneys and proxies of the undersigned to vote all shares of the common stock, par value $.01 per share, of First Sierra (the "First Sierra Common Stock") owned by or of record in the name of the undersigned, at the Annual Meeting of the Stockholders of First Sierra to be held on May 3, 1999 at the Chase Center Auditorium at 601 Travis Street, Houston, Texas (the "Annual Meeting"), or at any adjournments or postponements thereof, for the purposes listed on the reverse side hereof.

    This Proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE OF THIS PROXY. This Proxy may be revoked at any time before it is voted at the Annual Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with First Sierra at 600 Travis Street, Suite 7050, Houston, TX 77002, Fax Number: (713) 221-1818, Attention: Sandy B. Ho, or
(iii) attending the Annual Meeting and voting in person.

                 Continued and to be signed on the reverse side

THE BOARD OF DIRECTORS OF FIRST SIERRA UNANIMOUSLY RECOMMENDS A VOTE FOR ITEM 1.

(1) Election of Directors:

    Three Class II directors are to be elected to serve until First Sierra's annual meeting in 2002. The nominees are Robert Ted Enloe, III, Brian E. McManus, and Norman J. Metcalfe.

    [ ]  Vote FOR all nominees                      [ ]  Vote WITHHELD from all
                                        nominees
                 (Except as directed to the contrary below)

INSTRUCTIONS: To withhold vote for any individual nominee, write that nominee's name in the space provided below:

    Should any other matters requiring a vote of the stockholders arise, the attorneys above are authorized to vote the same in accordance with their best judgment in the best interest of First Sierra. Management is not aware of any matter which is to be presented for action at the meeting other than the Election of Directors as set forth herein.
                                                 MARK HERE FOR ADDRESS
                                                 CHANGE AND NOTE AT LEFT  [ ]

                                                 Please mark, date and sign
                                                 exactly as your name(s)
                                                 appear(s) at left and return in
                                                 the enclosed envelope. If
                                                 acting as attorney, executor,
                                                 administrator, trustee,
                                                 guardian, etc., please give
                                                 full title. If the signer is a
                                                 corporation, please sign the
                                                 full corporate name, by fully
                                                 authorized officer. If shares
                                                 are held jointly, each
                                                 stockholder named should sign.

                                                 Signature:
                                                 -------------------------------

                                                 Date:
                                                 -------------------------------

                                                 Signature:
                                                 -------------------------------

                                                 Date:
                                                 -------------------------------